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                                                                    EXHIBIT 23.1

                               CONSENT OF KPMG LLP

To the Board of Directors
Sanmina-SCI Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated June 4, 2003, with respect to the consolidated balance sheets of Sanmina-SCI Corporation and subsidiaries as of September 28, 2002 and September 29, 2001, and the related consolidated statements of operations, comprehensive income (loss), stockholders equity and cash flows for each of the years in the three-year period ended September 28, 2002, which report appears in the September 28, 2002 Annual Report on Form 10-K/A of Sanmina-SCI Corporation. Our report dated June 4, 2003, contains an explanatory paragraph describing the Company's change in accounting for goodwill and other intangible assets.

/s/  KPMG LLP
-------------------------
Mountain View, California
September 16, 2003